AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 2004
                                                     REGISTRATION NO. 333-115245

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                         PRE-EFFECTIVE AMENDMENT NO. 1

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ----------------
                                  FINDWHAT.COM
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ----------------


                     5220 SUMMERLIN COMMONS BLVD., SUITE 500
                            FORT MYERS, FLORIDA 33907

           NEVADA                  (239) 561-7229               88-0348835
(State or Other Jurisdiction    (Address, Including          (I.R.S. Employer
    of Incorporation or        Zip Code,and Telephone     Identification Number)
       Organization)           Number, Including Area
                               Code, of Registrant's
                            Principal Executive Offices)
                               ----------------
                    PHILLIP R. THUNE, CHIEF OPERATING OFFICER
                             CHIEF FINANCIAL OFFICER
                                  FINDWHAT.COM
                     5220 SUMMERLIN COMMONS BLVD., SUITE 500
                            FORT MYERS, FLORIDA 33907
                                 (239) 561-7229
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                                ----------------
                          Copies of communications to:
                              JULIE M. ALLEN, ESQ.
                               PROSKAUER ROSE LLP
                                  1585 BROADWAY
                            NEW YORK, NEW YORK 10036
                                 (212) 969-3000
                              (212) 969-2900 (FAX)
                              JALLEN@PROSKAUER.COM
                                ----------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AT SUCH TIME OR TIMES AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

                   SUBJECT TO COMPLETION, DATED MAY 28, 2004



PROSPECTUS
----------



                                6,000,000 SHARES

                                  FINDWHAT.COM

                                  COMMON STOCK

                                ----------------

     This prospectus relates to 6,000,000 shares of common stock of FindWhat.com that we may issue from time to time. This prospectus includes a general description of the shares of common stock which we may offer and sell. We will provide specific terms of these issuances in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest.

     We may make sales directly to purchasers or through underwriters, agents or dealers or through a combination of these methods. See the information under the heading "Plan of Distribution." If any underwriters are involved in the sale of any shares in respect of which this prospectus or any supplement is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.


     Our common stock is quoted on the Nasdaq National Market under the symbol "FWHT." On May 27, 2004, the closing sale price of our common stock was $22.96 per share.



                               ----------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                               ----------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               ----------------


                 The date of this prospectus is [_______], 2004.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
ABOUT THIS PROSPECTUS ..........................................   i
PROSPECTUS SUMMARY .............................................   1
RISK FACTORS ...................................................   2
FORWARD-LOOKING STATEMENTS .....................................  13
USE OF PROCEEDS ................................................  13
PLAN OF DISTRIBUTION ...........................................  14
LEGAL MATTERS ..................................................  15
EXPERTS ........................................................  15
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY
 REFERENCE .....................................................  16

                                -----------------

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may offer from time to time up to 6,000,000 shares of common stock. This prospectus provides you with a general description of the shares we may offer. Each time we offer shares, in addition to this prospectus, we will provide you with a prospectus supplement that will contain specific information about the shares being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement as well as additional information described under the heading "Where You Can Find More Information."

     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or any prospectus supplement is complete and accurate as of the date of each such document, but the information may have changed since that date.

     Unless the context otherwise indicates, references in this prospectus to "we," "our" and "us" refer to FindWhat.com and FindWhat.com's subsidiaries. This prospectus contains other product names, trade names, service marks and trademarks of FindWhat and of other organizations.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read carefully the entire prospectus, including "Risk Factors" and the other information contained or incorporated by reference in this prospectus, and any accompanying prospectus supplement, before making an investment decision.

OUR BUSINESS

     We are focused on providing smart, efficient and productive services to online businesses, helping clients of all sizes throughout the business lifecycle. We both find prospects for our clients, and help our clients get those prospects to become paying customers that keep coming back.

     To accomplish this full-circle e-commerce offering, we currently provide three primary, proprietary services:

     o FindWhat.com Network(TM)/Private Label. FindWhat.com Network(TM) is a performance-based, keyword-targeted advertisement service that distributes advertisements throughout the Internet each day. Our Private Label service offers large companies the opportunity to brand and sell their own performance-based, keyword-targeted advertising service using our turn-key operation or parts thereof;

     o Primary Traffic, currently offered through Comet Systems, Inc., is a service by which we establish a direct relationship with Internet users by, for example, providing connected desktop consumer software, while allowing us a direct source of traffic for our advertisers through which we can learn even more about maximizing paid listings opportunities on the Internet; and

     o Merchant Services, which are commerce-enabling products and services that help online businesses capitalize on opportunities unique to transacting business on the Internet, including Miva Merchant(TM), a leading e-commerce development system that a merchant can use to create a complete online store within an existing website or when creating a new website.
                               ----------------

     We are presently a Nevada corporation, but we intend to reincorporate in Delaware, subject to stockholder approval.

     Our principal executive offices are located at 5220 Summerlin Commons Blvd., Suite 500, Fort Myers, Florida 33907. Our telephone number is (239) 561-7229. The address of our Web site is www.findwhat.com. Our Web site address is provided for information purposes only and the information contained on our website does not constitute part of this prospectus.

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

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully the risks described below, together with the other information contained in this prospectus, and any accompanying prospectus supplement, before deciding to invest in our common stock. These risks could have a material and adverse impact on our business, results of operations and financial condition. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
HISTORY.

     We launched the FindWhat.com Network(TM) in September 1999. In September 2002, we launched our private label service. In September 2003, we announced a license agreement with Mitsui & Co., Ltd. to launch a bid-for-position keyword targeted advertising service in Japan. On January 1, 2004, we acquired Miva Corporation, a leading supplier of e-commerce software and services to small and medium-sized businesses. On March 22, 2004, we acquired all of the outstanding stock of Comet Systems, Inc., a leading provider of connected desktop consumer software, based in New York, New York, pursuant to a merger of Comet with and into a wholly owned subsidiary. Accordingly, we have a limited relevant operating history upon which an investor can make an evaluation of the likelihood of our success. An investor in our securities must consider the uncertainties, expenses and difficulties frequently encountered by companies such as ours that are in the early stages of development. An investor should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the problems, limited resources, expenses, risks and complications frequently encountered by similarly situated companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as e-commerce. To address these risks, we must, among other things:

     o  maintain and increase our client base;

     o  implement and successfully execute our business and marketing strategy;

     o  continue to develop and upgrade our technology;

     o  continually update and improve our service offerings and features;

     o  provide superior customer service;

     o  find and integrate strategic transactions;

     o  respond to industry and competitive developments; and

     o  attract, retain and motivate qualified personnel.

     We may not be successful in addressing these risks. If we are unable to do so, our business, prospects, financial condition and results of operations would be materially and adversely affected.

ONE OF FINDWHAT.COM NETWORK(TM)'S PRINCIPAL COMPETITORS MAY HAVE PATENT RIGHTS WHICH COULD PREVENT US FROM OPERATING OUR SERVICES IN THEIR PRESENT FORM.

     One of FindWhat.com Network(TM)'s principal competitors, Overture Services, Inc., purports to be the owner of U.S. Patent No. 6,269,361, which was issued on July 31, 2001 and is entitled "System and method for influencing a position on a search result list generated by a computer network search engine." Additionally, Overture Services has announced it acquired an issued patent that may apply to our current bid-for-position pay-per-click business model. Overture Services has advised us that they believe our current bid-for-position pay-per-click business model infringes their patents. However, we believe that it does not infringe any valid and enforceable claim of the patents. On January 17, 2002, we filed a complaint to challenge the `361 patent in the District Court for the Southern District of New York. Subsequently, Overture commenced litigation against us in the District Court for the Central District of California in Los Angeles, alleging that we are infringing the `361 patent. Our complaint has been transferred to the District Court for the Central District of California in Los Angeles. As a result, we have asserted our claims for declaratory judgment against Overture for invalidity, unenforceability and non-infringement of the `361 patent in an answer we filed on March 25, 2003 in the California action, and simultaneously dismissed the transferred New York action without prejudice. This case is now pending before the District Court for the Central District of California in Los Angeles, and the litigation is ongoing. A trial is not expected before December 2004. In addition, on January 23, 2004, we were named as a third-party defendant by Overture in an action between Lycos, Inc. and Overture Services, Inc., in District Court for the District of Massachusetts (CV 03-12012 RWZ). In its third-party complaint, Overture alleges that we infringe U. S. Patent 6,269,361, which is the same patent that is involved in the above-referenced litigation pending in the Central District of California.

     Our patent litigation with Overture Services may be time-consuming, expensive and result in the diversion of our time and attention. Accordingly, such patent litigation could negatively impact our business, even if we prevail. If it is determined that our bid-for-position business model infringes one or more valid and enforceable claims of the patents held by Overture Services, our business prospects, financial condition and results of operations could be materially and adversely affected because we could be subject to damages and forced to obtain a license from Overture Services or revise our business model. We can offer no assurance that a license would be available on acceptable terms or at all, or that we will be able to revise our business model economically, efficiently or at all.

WE FACE SUBSTANTIAL AND INCREASING COMPETITION IN THE MARKET FOR INTERNET-BASED MARKETING SERVICES.

     We may face increased pricing pressure for the sale of keyword-targeted advertisements, which could materially adversely affect our business, prospects, financial condition and results of operations. Our competitors may have or obtain certain intellectual property rights which may interfere or prevent the use of our bid-for-position business model. The market for Internet-based marketing services is relatively new, intensely competitive, and rapidly changing. Portals and search engines that offer keyword-targeted ads on their websites or within their search engines include Primedia's About.com, Yahoo!/Inktomi/Alta Vista/ FAST, AOL, Ask Jeeves's Ask.com/Direct Hit/Teoma, Google, Terra Lycos's Lycos/HotBot, MSN and InfoSpace's search properties (Excite/WebCrawler/MetaCrawler/Dogpile). Companies that provide primarily performance-based, keyword-targeted ads, and which seek to distribute those ads to a distribution network, include Yahoo!'s Overture, Google, Kanoodle, Value Click's Search 123, Enhance Interactive and LookSmart. Our principal competitors have longer operating histories, larger customer bases, greater brand recognition and greater financial, marketing and other resources than we have.

     We are not aware of any other company with an offering exactly similar to our private label service, although Enhance Interactive offers a "Guaranteed Inclusion" program, primarily on behalf of InfoSpace's search properties, which allows advertisers to pay a flat fee to submit their sites to be included in InfoSpace's various search engines. In the future, other companies with greater financial, marketing and other resources may offer directly competing services.

     Our merchant services division competitors include: Yahoo! Stores and eBay stores. Other competitors include companies who have shopping cart products and a few hosting companies that have their own products: AIT and Alabanza os commerce (open source), Mercantec, Shopsite, Lagaarde, AbleCommerce and Cart32. Some of our principal competitors have longer operating histories, larger customer bases, greater brand recognition and greater financial, marketing and other resources than we have.

     Additionally, in pursuing strategic transactions we may compete with other companies with similar growth strategies, certain of which may be larger and have greater financial and other resources than we have. Competition for these acquisition targets likely also will result in increased prices of acquisition targets and a diminished pool of companies available for acquisition.

     We have filed applications for several patents, any of which could be rejected, and has only a limited amount of other proprietary technology that would preclude or inhibit competitors from entering the keyword-targeted advertising market. Therefore, we must rely on the skill of our personnel and the quality of our client service. The costs to develop and provide e-commerce services

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are relatively low. Therefore, we expect that we continually will face additional competition from new entrants into our markets in the future, and we are subject to the risk that our employees may leave and may start competing businesses, notwithstanding non-competition agreements. The emergence of these enterprises could have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR BUSINESS IS DEPENDENT UPON OUR RELATIONSHIPS WITH OUR DISTRIBUTION PARTNERS.

     Our distribution partners are very important to our revenue and results of operations. Any adverse changes in our relationships with key distribution partners could have a material adverse impact on our revenue and results of operations. Our agreements with our distribution partners vary in duration and generally are not long-term agreements, and depending on the agreement with any one particular distribution partner, may be terminable upon the occurrence of certain events, including our failure to meet certain service levels, general breaches of agreement terms and changes in control in certain circumstances. We may not be successful in renewing our existing distribution partnership agreements, or if they are renewed, any new agreement may not be on as favorable terms.

THE SUCCESS OF THE FINDWHAT.COM NETWORK(TM) IS DEPENDENT UPON OUR ABILITY TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH OUR ADVERTISERS.

     Our ability to generate revenue from the FindWhat.com Network(TM) is dependent upon our ability to attract new advertisers, maintain relationships with existing advertisers and generate traffic to our advertisers' websites. Our programs to attract advertisers include direct sales, agency sales, online promotions, referral agreements and participation in tradeshows. We attempt to maintain relationships with our advertisers through customer service and delivery of qualified traffic. If we are unable to attract additional advertisers to use our services or fail to maintain relationships with our current advertisers, it could have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR AGREEMENT TO MERGE WITH ESPOTTING MEDIA INC. IS SUBJECT TO A NUMBER OF CONTINGENCIES AND THERE IS NO ASSURANCE THAT THE TRANSACTION WILL CLOSE.

     On February 9, 2004, we entered into an amended and restated merger agreement and related agreements to merge with Espotting Media Inc., a leading provider of performance-based internet marketing services in Europe. Under the amended terms of the Espotting transaction, Espotting's stockholders will receive approximately 7.0 million shares of our common stock and approximately $20.0 million in cash, subject to adjustment. Additionally, the agreement requires us to issue options and warrants to purchase approximately 800,000 shares of our common stock to Espotting's option and warrant holders. The Espotting transaction is subject to a number of conditions, including receiving approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement by the Espotting stockholders and the approval of the issuance of shares of our common stock pursuant to the merger by our stockholders; Nasdaq's approval of the listing application for our shares issued pursuant to the merger; approval of the FindWhat 2004 Stock Incentive Plan and the EMI Replacement Option Plan by our stockholders; agreement by each of us and Espotting on an estimated adjustment amount to the merger consideration; our having at least $20 million in cash on the closing date; the achievement by Espotting of certain monthly operating income targets prior to closing; and material accuracy, as of the closing date, of the representations and warranties made by the parties and material compliance by the parties with their respective obligations under the merger agreement. In the event the Espotting transaction is not consummated, it could have a material adverse effect on our financial statements, stock price, business, and prospects.

OUR AGREEMENT TO MERGE WITH ESPOTTING MEDIA INC. EXPOSES OUR BUSINESS TO SIGNIFICANT RISK.

     The following factors, among others, could have a material adverse effect on our stock price, business, prospects, financial condition and results of operations given our potential merger with Espotting:

     o  risk that our merger with Espotting will not be consummated;

     o difficulties executing integration strategies or achieving planned synergies after a merger with Espotting;

     o risk that the Espotting transaction will be terminated, delayed or not close when expected;

     o our or Espotting's failure to retain clients as a result of uncertainty regarding the merger agreement;

     o the risk that the conditions precedent to the parties' obligations to close under the Espotting agreement, as amended, will not be satisfied, including the receipt of stockholder and regulatory approvals;

     o the risk that our business and the business of Espotting will suffer as a result of uncertainty involving the merger;

     o the risk that the continuity of our or Espotting's operations will be disrupted if the merger does not close;

     o the risk that Espotting will require more cash than anticipated before closing;

     o  fluctuations in currency exchange rates; and

     o  fluctuations in the trading price and volume of our common stock.


WE PARTIALLY DEPEND ON THIRD PARTIES FOR CERTAIN SOFTWARE AND INTERNET SERVICES TO OPERATE OUR BUSINESS.

     We depend on third-party software to operate our services. Although we believe that several alternative sources for this software are available, any failure to obtain and maintain the rights to use such software would have a material adverse effect on our business, prospects, financial condition and results of operations. We are also dependent upon third parties to provide Internet services to allow us to connect to the Internet with sufficient capacity and bandwidth so that our business can function properly and our website can handle current and anticipated traffic. We currently have contracts with Sprint, Internap and KMC Telecom for these services. Any restrictions or interruption in our connection to the Internet would have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR PRIVATE LABEL AGREEMENTS ARE SUBJECT TO A NUMBER OF CONTINGENCIES AND
RISKS.

     We have agreements to provide our private label services with our private label partners. Generally, under the terms of the agreements, we provide the technology and expertise to our partners to launch keyword-targeted paid listings services. These transactions are subject to numerous contingencies and risks including:

     o the failure of our partners to successfully create and manage paid listings networks;

     o risk that development and implementation of the different versions of our technology will be delayed or not completed when expected;

     o risk that development, implementation and integration costs will be higher than anticipated;

     o the inability of our partners to leverage off their existing client base;

     o  the failure of the paid listing services market to continue to grow;

     o  intense competition in the paid listing services market;

     o the potential of disagreements with our partners regarding their relationship with us;

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

     o the potential that implementation of our private label services violates intellectual property rights of third parties; and

     o  economic changes in the Internet industry generally.


WE RELY ON INTERNALLY DEVELOPED SYSTEMS, WHICH MAY PUT US AT A COMPETITIVE DISADVANTAGE.

     We use internally developed systems for a portion of our keyword-targeted paid listing request processing software. We developed these systems primarily to increase the number of appropriate paid keyword-targeted ads for each related keyword request made on our network, for our private label partners and for customer service. A significant amount of manual effort may be required to update these systems if our competitors develop superior processing methods. This manual effort is time-consuming and costly and may place us at a competitive disadvantage when compared to competitors with more efficient systems. We intend to upgrade and expand our processing systems and to integrate newly-developed and purchased modules with our existing systems in order to improve the efficiency of our paid listing methods and support increased transaction volume, although we are unable to predict whether these upgrades will improve our competitive position when compared to our competitors.

OUR MANAGEMENT TEAM IS RELATIVELY NEW; MANY OF OUR EMPLOYEES HAVE RECENTLY JOINED US AND MUST BE INTEGRATED INTO OUR OPERATIONS.

     Some of our officers have no prior senior management experience in public companies. At March 31, 2004, we had 215 full time employees, including employees of our wholly owned subsidiaries, 33 of whom have joined us within the last 5 months. Our new employees include certain key managerial, technical, financial, marketing and operations personnel who have not yet been fully integrated into our operations, and we expect to add additional key personnel in the near future. Our failure to fully integrate our new employees into our operations could have a material adverse effect on our business, prospects, financial condition and results of operations.

WE MAY HAVE DIFFICULTY ATTRACTING AND RETAINING QUALIFIED, HIGHLY SKILLED PERSONNEL.

     We expect the expansion of our business to place a significant strain on our limited managerial, operational and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations, including expansion internationally. We will need to attract and retain highly qualified, technical personnel in order to maintain and update our products and services and meet our business objectives. Competition for such personnel is intense. We may not be successful in attracting and retaining such qualified technical personnel on a timely basis, on competitive terms, or at all. Our inability to attract and retain the necessary technical personnel would have a material adverse effect on our business, prospects, financial condition and results of operations.

CURRENT CAPACITY CONSTRAINTS MAY REQUIRE US TO EXPAND OUR NETWORK INFRASTRUCTURE AND CUSTOMER SUPPORT CAPABILITIES.

     Our ability to provide high-quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications systems in order to accommodate any significant increases in the numbers of advertisers using our services and the queries and paid click-throughs we receive. We believe that we will be required to expand our network infrastructure and customer support capabilities to support an anticipated expanded number of queries and paid click-throughs. Any expansion will require us to make significant upfront expenditures for servers, routers, computer equipment and additional Internet and intranet equipment, and to increase bandwidth for Internet connectivity. Any expansion or enhancement will need to be completed and integrated without system disruptions. Failure to expand our network infrastructure or customer service capabilities either internally or through third parties, if and when necessary, would materially adversely affect our business, prospects, financial condition and results of operations.

OUR BUSINESS IS PARTIALLY SUBJECT TO SEASONALITY, WHICH MAY IMPACT OUR GROWTH RATE.

     We have historically experienced, and expect to continue to experience, seasonal fluctuations in the number of click-throughs received by typical distribution partners within our FindWhat.com Network(TM). We expect that the first and fourth quarters of each calendar year will realize more activity than the second and third quarters, due to increased overall Internet usage during the first and fourth quarters related to colder weather and holiday purchases.

OUR TECHNICAL SYSTEMS ARE VULNERABLE TO INTERRUPTION AND DAMAGE.

     A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from fire, floods, power loss, telecommunications failures, break-ins, sabotage, computer viruses, penetration of our network by unauthorized computer users and "hackers" and similar events. The occurrence of a natural disaster or unanticipated problems at our technical operations facilities could cause material interruptions or delays in our business, loss of data or render us unable to provide services to our customers. Failure to provide the data communications capacity we require, as a result of human error, natural disaster or other operational disruptions, could cause interruption in our services and websites. The occurrence of any or all of these events could materially adversely affect our business, prospects, financial condition and results of operations.

WE MAY BE UNABLE TO OBTAIN THE INTERNET DOMAIN NAMES THAT WE HOPE TO USE.

     The Internet domain name we are using for our paid keyword-targeted ad website is "FindWhat.com" and the Internet domain name we are using for our current merchant services business is "Miva.com." We believe that these domain names are an extremely important part of our business. We may desire, or it may be necessary in the future, to use other domain names in the United States and abroad. Governmental authorities in different countries may establish additional top-level domains, appoint additional domain-name registrars or modify the requirements for holding domain names. These new domains may allow combinations and similar domain names that may be confusingly similar to our own. Also, we may be unable to acquire or maintain relevant domain names in all countries in which we will conduct business. In addition, there are other substantially similar domain names that are registered by companies which may compete with us. There can be no assurance that potential users and advertisers will not confuse our domain name with other similar domain names. If that confusion occurs,

     o  we may lose business to a competitor; and

     o some users of our services may have negative experiences with other companies on their websites that those users erroneously associate with us.

WE MAY BE UNABLE TO PROMOTE AND MAINTAIN OUR BRANDS.

     We believe that establishing and maintaining the brand identities of our services is a critical aspect of attracting and expanding a large client base. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high-quality service. If businesses do not perceive our existing services to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by businesses, we will risk diluting our brand identities and decreasing their attractiveness to existing and potential customers.

OUR INTELLECTUAL PROPERTY RIGHTS MAY NOT BE PROTECTABLE OR OF SIGNIFICANT VALUE IN THE FUTURE.

     We depend upon confidentiality agreements with specific employees, consultants and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us sufficient or complete protection, and others may independently develop know-how and services similar to ours, otherwise avoid its confidentiality agreements or produce patents and copyrights that would materially adversely affect our business, prospects, financial condition and results of operations.

     Legal standards relating to the validity, enforceability and scope of the protection of certain intellectual property rights in Internet-related industries are uncertain and still evolving. The steps we take to protect our intellectual property rights may not be adequate to protect our future intellectual property. Third parties may also infringe or misappropriate any copyrights, trademarks, service marks, trade dress and other proprietary rights we may have. Any such infringement or misappropriation could have a material adverse effect on our business, prospects, financial condition and results of operations.

     We own several domestic and foreign trade and service mark registrations related to our products or services, including U.S. Federal Registrations for FINDWHAT.COM(R) and Miva(R), and we have additional registrations pending. Additionally, we use and have common law rights in several other marks. If other companies also claim rights to use the marks we use in our business, we may be required to become involved in litigation or incur an additional expense. Effective service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet.

     The process and technology we use to operate our FindWhat.com Network(TM) is critical to the success of our business. In February 2000, we filed a patent application for our FindWhat.com Network(TM) with the United States Patent and Trademark Office. Subsequently, we have filed additional patent applications covering additional services and the evolution of our business model. These applications are currently pending. Our patent applications may be rejected and we may be unable to prevent third parties from infringing on our proprietary rights. Further, one of the FindWhat.com Network(TM)'s principal competitors has been granted a patent that may cover our business model and has acquired an issued patent that may be applicable to our business model. See "One of FindWhat.com Network(TM)'s principal competitors may have patent rights which could prevent us from operating our services in their present form."

     In addition, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights, which may result in the dilution of the brand identity of our services. See "We may be unable to promote and maintain our brands."

     Our current and future business activities may infringe upon the proprietary rights of others, and third parties may assert infringement claims against us. Any such claims and resulting litigation could subject us from time to time to significant liability for damages, could result in the invalidation of our proprietary rights and have a material adverse effect on our business, prospects, financial condition and results of operations. Even if we were to prevail, such claims could be time-consuming, expensive to defend and could result in the diversion of our management's time and attention. In addition, this diversion of managerial resources could have a material adverse effect on our business, prospects, financial condition and results of operations.

WE DEPEND ON THE EFFORTS OF OUR KEY PERSONNEL.

     Our success is substantially dependent on the performance of our senior management and key technical personnel. In particular, our success depends substantially on the continued efforts of Craig Pisaris-Henderson, our Chairman, Chief Executive Officer, and President, and Phillip Thune, our Chief Operating Officer and Chief Financial Officer. Currently, we do not have key person life insurance on Messrs. Pisaris-Henderson or Thune and may be unable to obtain such insurance in the near future due to high cost or other reasons. We believe that the loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR ARTICLES OF INCORPORATION AUTHORIZE US TO ISSUE ADDITIONAL SHARES OF STOCK.

     We are authorized to issue up to 50,000,000 shares of common stock that may be issued by our board of directors for such consideration as they may consider sufficient without seeking stockholder approval. Additionally, at our 2004 annual meeting of stockholders, we are seeking stockholder approval of an amendment to our articles of incorporation that would increase the number of authorized shares of common stock to 200,000,000. The issuance of additional shares of common stock in the future will reduce the proportionate ownership and voting power of current stockholders.

     Our articles of incorporation also authorize us to issue up to 500,000 shares of preferred stock, the rights and preferences of which may be designated by our board of directors. These designations may be made without stockholder approval. The designation and issuance of preferred stock in the future could create additional securities that have dividend and liquidation preferences prior in right to the outstanding shares of common stock. These provisions could be used by our board to impede a non-negotiated change in control, even though such a transaction may be beneficial to holders of our securities.

WE DO NOT INTEND TO PAY FUTURE CASH DIVIDENDS.

     We have never paid cash dividends and currently do not anticipate paying cash dividends on our common stock at any time in the near future. We may never pay cash dividends or distributions on our common stock. The loan agreement we entered into as of February 19, 2004 restricts our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent on our financial condition, results of operations, capital requirements and any other factors that the board of directors decides are relevant.

THE MARKET PRICE OF OUR SECURITIES MAY BE VOLATILE.

     From time to time the market price of our common stock may experience significant volatility. Our quarterly results, failure to meet analysts' expectations, patents issued or not issued to us or our competitors, announcements by us or competitors regarding planned or failed mergers, acquisitions or dispositions, loss of existing clients, new procedures or technology, litigation, sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or warrants, changes in general conditions in the economy and general market conditions could cause the market price of the common stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology and Internet companies. Frequently, these price and volume fluctuations have been unrelated to the operating performance of the affected companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. This type of litigation, regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources, which could materially adversely affect our business, prospects, financial condition and the results of operations.

SIGNIFICANT ADDITIONAL DILUTION WILL OCCUR IF OUTSTANDING OPTIONS AND WARRANTS ARE EXERCISED.

     As of March 31, 2004, we have outstanding stock options under our 1999 Stock Incentive Plan to purchase approximately 3,632,817 million shares of common stock at a weighted average exercise price of $5.79 and warrants to purchase approximately 282,500 shares of common stock at a weighted average exercise price of $3.40 per share. To the extent these options or warrants are exercised, our stockholders will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into, or exchangeable for, equity securities, and upon the conversion or exchange of these securities, investors may experience additional dilution.

WE MAY NOT BE ABLE TO ADAPT AS THE INTERNET, ELECTRONIC COMMERCE, INTERNET ADVERTISING AND CUSTOMER DEMANDS CONTINUE TO EVOLVE.

     We may not be able to adapt as the Internet, electronic commerce, Internet advertising and customer demands continue to evolve. Our failure to respond in a timely manner to changing market conditions or client requirements would have a material adverse effect on our business, prospects, financial condition and results of operations. The Internet e-commerce and the Internet advertising industry are characterized by:

     o  rapid technological change;

     o  changes in user and customer requirements and preferences;

     o frequent new product and service introductions embodying new technologies; and

     o the emergence of new industry standards and practices that could render proprietary technology and hardware and software infrastructure obsolete.

     Our success will depend, in part, on our ability to:

     o enhance and improve the responsiveness and functionality of our FindWhat.com Network(TM), our private label service and our merchant services;

     o license, develop or acquire technologies useful in our business on a timely basis, enhance our existing services and develop new services and technology that address the increasingly sophisticated and varied needs of our prospective or current customers; and

     o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

INTERNET SECURITY POSES RISKS TO OUR ENTIRE BUSINESS.

     The process of e-commerce aggregation by means of our hardware and software infrastructure involves the transmission and analysis of confidential and proprietary information of our clients, as well as our own confidential and proprietary information. We rely on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches. Our failure to prevent these security breaches or a misappropriation of proprietary information may have a material adverse effect on our business, prospects, financial condition and results of operations.

RECENT ACQUISITIONS MAY RESULT IN A DISRUPTION OF OUR EXISTING BUSINESS, DISTRACTION OF MANAGEMENT AND DIVERSION OF OTHER RESOURCES.

     We recently acquired Miva Corporation, a leading supplier of e-commerce software and services to small and medium-sized businesses, and Comet Systems, Inc., a leading provider of connected desktop consumer software. The integrations of Miva and Comet are made more challenging because our historical business has focused on the paid search market and both Miva and Comet represent new business lines for us. These integrations may divert management time and resources from our main businesses. It is possible that these integration efforts will not be completed as planned, will take longer to complete or will be more costly than anticipated, any of which could have a material adverse effect on the operations of the combined entity.

OUR FUTURE SUCCESS WILL DEPEND ON CONTINUED GROWTH IN THE USE OF THE INTERNET.

     Our future success will depend substantially upon continued growth in the use of the Internet to support the sale of our advertising services and acceptance of e-commerce transactions on the Internet. As this is a new and rapidly evolving industry, the ultimate demand and market acceptance for Internet-related services is subject to a high level of uncertainty. Significant issues concerning the commercial use of the Internet and online service technologies, including security, reliability, cost, ease of use and quality of service remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. In the event that the use of the Internet and other online services does not continue to grow or grows more slowly than we expect, or the Internet does not become a commercially viable marketplace, our business, prospects, financial condition and results of operations would be materially adversely affected.

THE MARKET FOR OUR SERVICES IS UNCERTAIN AND IS STILL EVOLVING.

     Internet marketing and advertising, in general, and advertising through priority placement in keyword-targeted ads, in particular, are at early stages of development, are evolving rapidly and are characterized by an increasing number of market entrants. Our future revenues and profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by merchants and consumers. Rapid growth in the use of and interest in the Internet, the Web and online services is a recent phenomenon, and may not continue on a lasting basis. In addition, customers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. The demand and market acceptance for recently introduced services is generally subject to a high level of uncertainty. Most potential advertisers have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. If this trend continues, the market for our existing services, which are dependent upon increased Internet advertising, may be adversely affected, which in turn will have a material adverse effect on our business, prospects, financial condition or results of operations.

WE WILL NEED TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE IN THE INTERNET SEARCH AND ADVERTISING INDUSTRIES.

     In order to remain competitive, we will be required continually to enhance and improve the functionality and features of our existing services, which could require us to invest significant capital. If our competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technology and systems may become obsolete and we may not have the funds or technical know-how to upgrade our services, technology and systems. If we face material delays in introducing new services, products and enhancements, our users may forego the use of our services and select those of our competitors, in which event, our business, prospects, financial condition and results of operations could be materially adversely affected.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS.

     We are not currently subject to direct regulation by any government agency other than laws or regulations applicable generally to e-commerce and businesses. Due to the increasing popularity and use of the Internet and other online services, federal, state and local governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet and other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. The growth and development of the market for e-commerce may prompt calls for more stringent consumer protection laws and impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations or application of existing laws to the Internet generally or its industry may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business, or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations.

IMPLEMENTATION OF OUR FINDWHAT.COM NETWORK(TM) SERVICE OR OUR PRIVATE LABEL SERVICE FOR SOME CLIENTS MAY INFRINGE ON INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     In implementing our services, we utilize promotional material generated by our clients to promote websites. From time to time, third parties have alleged that the use of certain keywords in our services have infringed on their intellectual property rights. Although the terms and conditions of our services provide that our clients are responsible for infringement of intellectual property rights of others arising out of the use of keywords or content in their paid keyword ads and on their websites, our involvement in disputes regarding these claims could be time-consuming, expensive to defend and could result in the diversion of our management's time and attention, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

WE CANNOT PREDICT OUR FUTURE CAPITAL NEEDS AND MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING.

     Although we have no material long-term commitments for capital expenditures, we anticipate an increase in capital expenditures consistent with anticipated growth of operations, infrastructure and personnel. We currently anticipate that our cash as of March 31, 2004, together with cash flows from operations, will be sufficient to meet the anticipated liquidity needs for working capital and capital expenditures over the next 12 months, including the cash to be used in our announced merger with Espotting. Additionally, as of February 19, 2004, we secured a $10 million revolving loan from a bank. In the future, we may seek additional capital through the issuance of debt or equity depending upon results of operations, market conditions or unforeseen opportunities. Our future liquidity and capital requirements will depend on numerous factors. The pace of expansion of our operations will affect our capital requirements. We may also have increased capital requirements in order to respond to competitive pressures. In addition, we may need additional capital to fund acquisitions of complementary products, technologies or businesses. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties and actual results could vary materially as a result of the factors described above. As we require additional capital resources, we may seek to sell additional equity or debt securities or obtain additional bank lines of credit. The sale of additional equity or convertible debt securities could result in additional dilution to existing stockholders. There can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to us, if at all.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, any documents incorporated by reference and any prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, concerning our business, results of operations, economic performance and financial condition.

     Forward looking statements can be identified by the use of terminology such as "may," "will," "should," "expect," "anticipate," "intend," "estimate," "plan" and other similar terms. These statements are only predictions and reflect the current beliefs and expectations of FindWhat.com. Actual events or results may differ materially from those contained in the projections or forward-looking statements as a result of certain factors.

     These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

     o general economic and business conditions, both nationally and in our markets,

     o our expectations and estimates concerning future financial performance, financing plans, acquisitions or mergers, and the impact of competition,

     o  our ability to implement our acquisition and growth strategy,

     o  anticipated trends in our business,

     o  advances in technologies, and

     o other risk factors set forth under "Risk Factors" beginning on page 2 in this prospectus.

     The risk factors and other cautionary statements made in this prospectus and any prospectus supplement under the caption "Risk Factors" as well as in our most recent Annual Report on Form 10-K, all of which you should review carefully, identify some of the important factors that could cause future results or events to differ from those identified in forward-looking statements. We undertake no obligation to update publicly any forward-looking statement for any reason, including conforming these statements to actual results or to changes in our expectations.

                                 USE OF PROCEEDS

     We presently intend to use the net proceeds from the sale of our shares that we may offer with this prospectus and any accompanying prospectus supplement for general corporate purposes and working capital. We also believe opportunities may exist to expand our current business through strategic alliances and acquisitions, and we may issue some or all of the shares being registered hereunder in connection with one or more such strategic alliances or acquisitions. Alternatively, we may issue shares and use the proceeds from such issuance for strategic alliances or acquisitions. We are not currently a party to any contracts or letters of intent with respect to any strategic alliances or acquisitions that would involve the issuance of shares registered hereunder. Pending such uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                              PLAN OF DISTRIBUTION

     We may sell the shares of our common stock that we may offer with this prospectus and any accompanying prospectus supplement through underwriters, agents, dealers or directly to one or more purchasers. We may distribute these shares from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time.

     The prospectus supplement for the shares we sell will describe that offering, including:

     o the identity of any underwriters, dealers or agents who purchase shares, as required;

     o the amount of shares sold, the public offering price and consideration paid, and the proceeds we will receive from that sale;

     o  the place and time of delivery for the shares being sold;

     o the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents, any other items constituting underwriters' compensation, and any discounts or concessions allowed or reallowed or paid to dealers;

     o the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

     o  any other material terms of the distribution of shares.


USE OF UNDERWRITERS, AGENTS AND DEALERS

     We may offer the shares to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the shares that we will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The shares subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these shares if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

     We may authorize underwriters to solicit offers by institutions to purchase the shares subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell shares under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

     Underwriters may sell these shares to or through dealers. Alternatively, we may sell the shares in this offering directly to one or more dealers, who would act as a principal or principals. Dealers may then resell such shares to the public at varying prices to be determined by the dealers at the time of the resale.

     We may also sell the shares offered with this prospectus through other agents designated by us from time to time. We will identify any agent involved in the offer or sale of these shares who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these shares if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

     In connection with the sale of the shares offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements. In the event any underwriter, dealer or agent who is a member of the National Association of Securities Dealers participates in a public offering of these shares, the maximum commission or discount to be received by any such NASD member or independent broker-dealer will not exceed that which is prescribed by the rules of NASD then in effect.

     Underwriters, dealers, agents or purchasers that participate in the distribution of the shares may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the shares may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the shares received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the shares, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the shares in the market. All of the foregoing may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the shares.

INDEMNIFICATION AND CONTRIBUTION

     We may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

                                  LEGAL MATTERS


     The validity of the shares offered hereby has been passed upon for us by Woodburn and Wedge, Sierra Plaza, 6100 Neil Road, Suite 500, Reno, Nevada 89511-1149.


                                     EXPERTS

     The consolidated financial statements and schedule of FindWhat.com at December 31, 2003, and for the year then ended, appearing in our Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein, and are incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of FindWhat.com and its subsidiaries as of December 31, 2002, and for each of the years in the two-year period ended December 31, 2002, have been incorporated by reference into this prospectus from our Form 10-K for the fiscal year ended December 31, 2003, in reliance upon the report of Grant Thornton LLP, independent certified accountants, which is also incorporated by reference to this prospectus, and upon the authority of Grant Thornton LLP as experts in accounting and auditing.

     The financial statements of Comet Systems, Inc., as incorporated in this prospectus by reference to our Form 8-K/A dated March 22, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

     This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. You should rely only on the information contained in this document or to documents that we have referred you to. We have not authorized anyone to provide you with any additional information.

     We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy these reports, proxy statements and other information at:

                              Public Reference Room
                       Securities and Exchange Commission
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

     You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission, located at http://www.sec.gov.

     The Commission permits us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we filed with the Commission pursuant to the Exchange Act:

     o our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 5, 2004;

     o Amendment No. 1 to our Registration Statement Form S-4 containing our joint proxy statement/prospectus in connection with our Annual Meeting of Stockholders, filed with the Commission on April 22, 2004;


     o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 7, 2004;


     o our current report on Form 8-K dated and filed with the Commission on January 6, 2004; our current report on Form 8-K dated and filed with the Commission on January 9, 2004; our current report on Form 8-K dated February 9, 2004 and filed with the Commission on February 10, 2004; our current report on Form 8-K dated February 9, 2004 and filed with the Commission on February 10, 2004; our current report on Form 8-K dated and filed with the Commission on February 23, 2004; our current report on Form 8-K dated and filed with the Commission on March 23, 2004; our current report on Form 8-K dated March 22, 2004 and filed with the Commission on April 6, 2004; our current report on Form 8-K/A dated March 22, 2004 and filed with the Commission on April 9, 2004; our current report on Form 8-K dated and filed with the Commission on April 26, 2004; and

     o the description of our common stock which is contained in our Registration Statement on Form 10 (Registration No. 000-30428) filed with the Commission pursuant to Section 12 of the Exchange Act, as updated in any amendment or report filed for the purpose of updating such description.

     Information in any of our Current Reports on Form 8-K furnished under Item 12, "Results of Operations and Financial Condition," or intended to be furnished under Item 12 and provided under Item 9 pursuant to interim guidance issued by the Securities and Exchange Commission in Release Nos. 33-8216 and 34-47583, shall not be incorporated by reference into this prospectus or the registration statement of which it forms a part.

     In addition, all documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the offering of the common stock offered hereby is completed shall be deemed to be incorporated by reference into this prospectus. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

     We will provide to you at no cost a copy of any or all of the information incorporated by reference into this prospectus. You may make a request for a copy of this information in writing or by telephone. Requests should be directed to:

                                  FindWhat.com
                          5220 Summerlin Commons Blvd.
                                    Suite 500
                            Fort Myers, Florida 33907
                             Attention: Brenda Agius
                           Telephone: (239) 561-7229.

     Our common stock is listed on the Nasdaq National Market. Accordingly, reports and other information concerning us should be available for inspection and copying at the offices of:

                             The Nasdaq Stock Market
                               1735 K Street, N.W.
                          Washington, D.C. 20006-1504.

================================================================================




                                6,000,000 SHARES


                                  FINDWHAT.COM


                                  COMMON STOCK


                                ----------------

                                   PROSPECTUS

                                ----------------











                                  [_____], 2004


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the common stock being registered under the prospectus are listed below (all amounts other than Commission registration fee are estimated). Underwriting discounts or commissions, if incurred in connection with the issuance and distribution of the common stock, cannot be estimated and are not listed.

     Securities and Exchange Commission registration fee .....    $  15,516
     Nasdaq National Market listing fee (1) ..................       11,250
     Legal fees and expenses (2) .............................       50,000
     Accounting fees and expenses (2) ........................       24,500
     Printing and engraving costs (2) ........................        5,000
     Transfer agent's fees and expenses ......................            *
     Miscellaneous ...........................................        5,000
                                                                  ---------
        Total ................................................    $ 111,266
                                                                  =========

----------------
 * As of the filing date of this registration statement, it is not practicable to estimate the indicated fees and expenses.

(1) Quarterly fee for listing of additional securities based on the annual fee of $45,000.

(2) Does not include expenses of preparing prospectus supplements or other expenses relating to particular offerings.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Articles of Incorporation do not provide for the indemnification of a present or former director or officer. However, pursuant to Nevada Revised Statutes Section 78.750 and 78.751, we must indemnify any of our directors, officers, employees or agents who is successful on the merits or otherwise in defense of any action or suit. Such indemnification includes expenses, including attorney's fees actually or reasonably incurred. Nevada law also provides for discretionary indemnification for each person who serves as or at our request as our officer or director. We may indemnify such individuals against all costs, expenses, and liabilities incurred in a threatened, pending, or completed action, suit or proceeding brought because such individual is our director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful.

     Our By-Laws provide:

     Unless prohibited by Nevada law, we must indemnify any person who is or was involved in any manner (including, without limitation, as a party or a witness), or is threatened to be so involved, in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, including without limitation, any action, suit or proceeding brought by us or in our right to procure a judgment in our favor, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, against all expenses and liabilities actually and reasonably incurred by him in connection with any such action, suit or proceeding. The right to indemnification conferred by our by-laws shall be presumed to have been relied upon by our directors, officers, employees and agents and shall be enforceable as a contract right and inure to the benefit of heirs, executors and administrators of such individuals.

     Our board of directors is authorized, on our behalf, to enter into, deliver and perform agreements or other arrangements to provide any indemnitee with specific rights of indemnification in addition to the rights provided hereunder to the fullest extent permitted by Nevada Law. Such agreements or arrangements may provide:

       (i) that the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding, must be paid by us as they are incurred and in advance of the final disposition of any such action, suit or proceeding provided that, if required by Nevada Law at the time of such advance, the officer or director provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such individual is not entitled to be indemnified against such expenses;

       (ii) that the indemnitee shall be presumed to be entitled to indemnification under our by-laws or such agreement or arrangement and we will have the burden of proof to overcome that presumption;

       (iii) for procedures to be followed by us and the indemnitee in making any determination of entitlement to indemnification or for appeals therefrom; and

       (iv) for insurance or such other financial arrangements, all as may be deemed appropriate by the board of directors as the time of execution of such agreement or arrangement.

     We may, unless prohibited by Nevada Law, purchase and maintain insurance or make other financial arrangements on behalf of any indemnitee for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. Such other financial arrangements may include:

     o  the creation of a trust fund;

     o  the establishment of a program of self-insurance;

     o the securing of our obligation of indemnification by granting a security interest or other lien on any of our assets; or

     o  the establishment of a letter of credit, guaranty or surety.

     The foregoing by-law provisions, as well as this provision, may be amended by our stockholders only by vote of the holders of 66 2/3% of the entire number of shares of each class, voting separately, of our outstanding capital stock (even though the right of any class to vote is otherwise restricted or denied), provided that no amendment or repeal of these by-law provisions will adversely affect the indemnification rights of any indemnitee existing at the time such repeal or amendment becomes effective.

     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to these provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

 EXHIBIT
 NUMBER                           DESCRIPTION OF EXHIBIT
 -------                          ----------------------
 4.1 Provisions defining the rights of holders of common stock in our Articles of Incorporation* and Amended and Restated Bylaws**

 5.1       Opinion of Woodburn and Wedge
23.1       Consent of Ernst & Young LLP***
23.2       Consent of Grant Thornton LLP***
23.3       Consent of PricewaterhouseCoopers LLP***
23.4 Consent of Woodburn and Wedge (included in Exhibit 5.1 of this Registration Statement)
24.1       Power of Attorney***


----------------
* Incorporated by reference to Exhibit 2.1 to our prior Registration Statement on Form 10 (Registration No. 000-27331) previously filed on September 14, 1999.

** Incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K previously filed on January 23, 2002.


***  Previously filed.


ITEM 17. UNDERTAKINGS.

     The undersigned hereby undertakes:

(A) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(B) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue;

(D) (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on May 28, 2004.


                                        FINDWHAT.COM

                                        By: /s/ Craig A. Pisaris-Henderson
                                           -----------------------------------
                                           Craig A. Pisaris-Henderson
                                           Chairman, President, Chief Executive
                                           Officer and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 28, 2004.


            SIGNATURE                                          TITLE
            ---------                                          -----

/s/ Craig A. Pisaris-Henderson     Chairman, Chief Executive Officer, Secretary, and Director
-------------------------          (Principal Executive Officer)
Craig A. Pisaris-Henderson


          *                        Chief Operating Officer, Chief Financial Officer, Treasurer
-------------------------          and Director (Principal Financial Officer)
Phillip R. Thune


          *                        Senior Vice President - Finance (Principal
-------------------------          Accounting Officer)
Brenda Agius


          *                        Director
-------------------------
Frederick E. Guest, II


          *                        Director
-------------------------
Kenneth E. Christensen


          *                        Director
-------------------------
Lee Simonson

            SIGNATURE                                          TITLE
            ---------                                          -----


          *                        Director
-------------------------
Jerry Della Femina


          *                        Director
-------------------------
Daniel B. Brewster, Jr.


           *                       Director
-------------------------
David Londoner


*By: /s/ Craig A. Pisaris-Henderson
     ------------------------------
     Craig A. Pisaris-Henderson,
     Attorney-in-Fact

                              REGISTRATION NO. 333-115245




                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933




                                  FINDWHAT.COM


                                    EXHIBITS

                                  EXHIBIT INDEX
                                  -------------

 EXHIBIT
 NUMBER    DESCRIPTION OF EXHIBIT
 -------   ----------------------
 4.1 Provisions defining the rights of holders of common stock in our Articles of Incorporation* and Amended and Restated Bylaws**


 5.1       Opinion of Woodburn and Wedge
23.1       Consent of Ernst & Young LLP***
23.2       Consent of Grant Thornton LLP***
23.3       Consent of PricewaterhouseCoopers LLP***
23.4 Consent of Woodburn and Wedge (included in Exhibit 5.1 of this Registration Statement)
24.1       Power of Attorney***


------------------
* Incorporated by reference to Exhibit 2.1 to our prior Registration Statement on Form 10 (Registration No. 000-27331) previously filed on September 14, 1999.

** Incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K previously filed on January 23, 2002.


***  Previously filed.